Exhibit 99.2

Nerdy Announces Third Quarter 2026 Financial Results

Nerdy delivers third quarter revenue in line with guidance and non-GAAP adjusted EBITDA ahead of guidance, improving non-GAAP adjusted EBITDA margin by more than 1,000 basis points year-over-year.

St. Louis, November 9, 2026 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the third quarter ended September 30, 2026.

“Our third-quarter results were in line with expectations, with non-GAAP Adjusted EBITDA improving by $4.5 million year over year and non-GAAP Adjusted EBITDA margin expanding by over 1,000 basis points,” said Chuck Cohn, Founder, Chairman and CEO of Nerdy. “We also made important progress on our product transformation, rolling out a redesigned student experience and advancing new self-service commerce capabilities. Together, these improvements are designed to make it easier for families to get started, deliver more value between tutoring sessions, and create a more efficient, scalable business. Our focus now is translating these investments into stronger customer acquisition, improved retention, and sustained profitable growth.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q3 Shareholder Letter on the Quarterly Results Page.

Third Quarter Financial Highlights:

Revenue In Line with Guidance – Third quarter revenue of $33.2 million was within our guidance range of $32.0 million to $35.0 million and declined 10% from $37.0 million in the third quarter of 2025. The year-over-year decline reflects the expected decline in Institutional revenue following our decision to wind down the VT4S business line, as well as lower Consumer revenue driven by fewer Active Members and lower ARPM.

Consumer Revenue – Consumer revenue was $30.7 million in the third quarter, down 7% year-over-year, and representing 93% of total revenue. As of September 30, 2026, Active Members totaled 31.8 thousand, down 7% year-over-year and ARPM was $366, down 2% year-over-year. Retention continued to improve year-over-year, but new client acquisition was lower. Several product enhancements and customer acquisition initiatives, including our self-service registration and checkout experience, are running more than three months behind our original plan, which weighed on third quarter acquisition. Some of these features have shipped, and the remainder will ship later in the fourth quarter. We expect them to support new client acquisition as they roll out.

Gross Margin – Gross margin on a GAAP basis was 59.7% for the third quarter. Excluding a $1.6 million charge for the abandonment of capitalized internal-use software, non-GAAP gross margin was 64.5%, an improvement of approximately 160 basis points compared to 62.9% in the third quarter of 2025. The improvement was primarily driven by lower amortization of capitalized internal-use software, reflecting abandonment charges recorded in the fourth quarter of 2025 and the third quarter of 2026. This impact was partially offset by higher Expert costs as sessions per member increased.

Net Loss and Adjusted EBITDA Improve Year-over-Year; Adjusted EBITDA Ahead of Guidance – Net loss was $12.8 million in the third quarter, compared to $18.7 million in the third quarter of 2025. Non-GAAP adjusted net loss, which excludes non-cash stock-based compensation, restructuring costs, and the charge for the abandonment of capitalized internal-use software, was $7.0 million, compared to $11.9 million in the prior-year period. Non-GAAP adjusted EBITDA loss was $5.7 million, ahead of our guidance range of negative $9.0 million to negative $6.0 million, and an improvement from a loss of $10.2 million in the third quarter of 2025. Performance relative to guidance was driven by lower sales staffing costs, lower AI costs, and disciplined G&A management. We also made meaningful progress on the elevated AI costs we noted last quarter: our annualized AI cost run-rate declined approximately 60% from its peak in June and July to September, driven by stronger governance and model optimization, without reducing employee adoption of AI. Year-over-year, AI-enabled efficiency improvements and continued cost discipline contributed to an improvement of more than 1,000 basis points in non-GAAP adjusted EBITDA margin.

Operating Cash Flow and Non-GAAP Free Cash Flow – Operating cash flow for the third quarter was negative $4.6 million, compared to negative $2.4 million in the same period in 2025. Non-GAAP free cash flow was negative $5.9 million, compared to negative $4.1 million in the same period in 2025. As we discussed last quarter, VT4S contracts were generally paid in advance, so exiting ahead of its peak booking season would reduce our cash collections this year, and that played out as we expected. Two items related to the wind-down drove the year-over-year change: the absence of approximately $5.1 million of prepaid VT4S bookings collected in the prior-year quarter, and $1.2 million of exit-related payments. Excluding these items, our free cash flow improved by approximately $4.5 million year-over-year.

Liquidity and Capital Resources – On September 28th, we borrowed the remaining $10.0 million available under the first tranche of our term loan, bringing total borrowings to $30.0 million. As of September 30, 2026, cash and cash equivalents were $42.5 million. We believe our cash on hand provides ample liquidity to fund operations and growth initiatives as we execute toward positive free cash flow.

Fourth Quarter 2026 Outlook: Today, we are introducing fourth quarter 2026 guidance. The guidance reflects lower new client acquisition in the third quarter, which carries into a smaller Active Member base and lower Consumer revenue in the fourth quarter. Continued cost discipline offsets part of the revenue impact on non-GAAP adjusted EBITDA. Our fourth quarter outlook reflects the timing of the product enhancements and customer acquisition initiatives. Some of these features are now live, and the remainder will ship later in the quarter. As they roll out, we expect the year-over-year gap in new client acquisition to narrow through the fourth quarter.

-	Revenue Guidance: For the fourth quarter of 2026, we expect revenue in the range of $37.0 million to $39.0 million.

-	Non-GAAP Adjusted EBITDA Guidance: For the fourth quarter of 2026, we expect non-GAAP adjusted EBITDA to be approximately breakeven.

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Liquidity and Capital Resources: We expect to end the year with $35.0 million to $37.0 million of cash, inclusive of the $30.0 million drawn on our term loan. Based on our current operating plan, we expect existing liquidity to fund the company through free-cash-flow breakeven.

Webcast and Earnings Conference Call

Nerdy’s management will host a conference call to discuss its financial results on Monday, November 9, 2026 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-461-5787. International callers can dial 1-585-542-9983. The Access Code is 345749738. A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors.

About Nerdy Inc.

Nerdy (NYSE: NRDY) operates a next-generation live tutoring and intervention platform that leverages the power of human expertise with advanced artificial intelligence (“AI”) to personalize learning, accelerate student achievement, and empower educators. Our mission is to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Learn more about Nerdy at https://www.nerdy.com.

Contact

Investor Relations

investors@nerdy.com

Forward-looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue, profitability, and active member growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2026 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our term loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer business; risks associated with the implementation of our plan to wind down Varsity Tutors for Schools, including the timing and amount of expected exit costs, our ability to realize anticipated benefits, and the impact on our business and results of operations; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 26, 2026, our Quarterly Report on Form 10-Q filed on August 6, 2026, and our Quarterly Report on Form 10-Q filed on November 9, 2026, as well as other filings that we may make from time to time with the SEC.